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                                                                    Exhibit 99.3

                         THE NORTH FACE, INC. COMPLETES
                        INVESTIGATION BY AUDIT COMMITTEE

     CARBONDALE, COLORADO (March 31, 1999) - The North Face, Inc. (Nasdaq: TNFI) announced today that its Board of Directors has received an oral summary of the conclusions of the audit committee of the Board of Directors relating to the audit committee's investigation of the accounting treatment of certain transactions. The Company currently anticipates that the aggregate restatement to the financial statements will be a reduction in revenue of approximately $5.1 million for 1997, and approximately $16.2 million for 1998, and a reduction in net income of approximately $3 million, or 26 cents per share, for 1997, and approximately $4 million, or 32 cents per share, for 1998.

     The North Face previously announced on March 12, 1999, that its audit committee was conducting an investigation as to the accounting treatment of certain transactions in 1997 and 1998 and whether there were any other transactions entered into by the Company that require further inquiry.

     The Company also stated today that it will not file its annual report on Form 10-K on or before March 31, 1999 and has filed for a fifteen-day extension. The Company's external auditors, Deloitte & Touche LLP, are in the process of completing their audit procedures. The Company intends to file its annual report on Form 10-K on or before April 15, 1999.

     The Company believes that these restatements to its 1997 and 1998 financial statements will not affect its compliance with applicable Nasdaq continued listing requirements.

Quote for reference ticker symbols: TNFI

     The North Face, Inc. designs and distributes technically sophisticated outerwear, snowsports apparel, functional sportswear, tents, sleeping bags, backpacks, daypacks, accessories and rugged footwear under The North Face name. Through its subsidiary, La Sportiva USA, and its affiliate, La Sportiva S.r.L, the Company designs, manufactures and distributes rock climbing shoes, mountaineering boots and other rugged footwear under the La Sportiva name. The Company sells its products primarily to select specialty retailers throughout the United States, Europe and Canada.

     Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Specifically, the statements relating to the anticipated amount of the aggregate restatement to the Company's 1997 and 1998 financial statements and the Company's intent to file its Form 10-K are forward-looking statements. The Company cautions readers that actual results or events may differ from those indicated in the forward-looking statements as a result of the audit procedures of Deloitte & Touche.


CONTACT: John Batelli, Director, Investor Relations of The North Face, Inc., 510-618-3631.